Exhibit 10.27
    SEPARATION AND ADVISORY AGREEMENT

WHEREAS, Arthur Smith, hereinafter referred to as “Executive,” is separating employment with Credit Acceptance Corporation (the “Company”), with the expected separation date of February 1, 2026, (“Separation Date”), in accordance with the terms of this agreement (this “Agreement”); and
WHEREAS, it is the intent of the Company to recognize the service of Executive to the Company;
WHEREAS, it is the intent of the parties reasonably present to the employees of the Company and outwardly to third-parties that the decision to end Executive’s employment with the Company was reached by mutual agreement;
WHEREAS, it is the intent of the parties to amicably transition Executive’s duties in connection with his departure from the Company through the Separation Date and during the subsequent Advisory Period (as defined below), and, as such, the parties acknowledge that the mutual benefit that this amicable transition provides is of material value in support of this Agreement;
WHEREAS, following the Separation Date, the Company desires to engage Executive to provide services to the Company as an non-employee advisor ("Advisor") for a period of six (6) months, pursuant to the terms set forth in this Agreement;
WHEREAS, the parties to this Agreement intend to finally and amicably terminate the employer and employee relationship that exists between them effective as of the Separation Date, after which Executive will serve as an independent contractor and advisor to the Company during the Advisory Period;

IT IS, THEREFORE, AGREED AS FOLLOWS:
1.    Executive, including all heirs, legal representatives, and assigns, hereby forever releases the Company and all of its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders (collectively, the “Company Releasees”), both personally and in their representative capacities, of and from all claims, contracts, promises and damages, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, which Executive ever had, now has or may hereafter claim to have, including, but not limited to, all claims (a) from the beginning of time up to the execution or re-execution of this Agreement, including any claims (i) relating in any way to Executive’s employment with the Company, including any claims for employment discrimination, harassment, and/or retaliation, wrongful termination, or any other type of claim for compensation, money damages, attorney fees, or other relief, and (ii) all claims under constitutional, statutory or common law, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Elliot-Larsen Civil Rights Act), each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any claims arising out of or related to the termination of Executive’s employment or (iii) any claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and Executive. Executive expressly waives the provisions of any state, federal, or local law or statute that provides in substance that releases shall not extend to claims, demands, injuries, or damages that are unsuspected or unknown to exist at the time the release is executed. This release does not affect any rights to file for a benefit under any state workers’ compensation statutes for injuries sustained between the execution of this Agreement and the Separation Date, any claims that cannot be waived under applicable law, any rights under this Agreement, any rights to indemnification which Executive might have as a result of Executive’s employment with the Company, or any rights Executive may have to vested benefits under employee benefit plans.

2.    Executive promises and agrees not to, at any time, file any claim, legal or administrative, that Executive ever had, now has, or hereafter claims to have through the date Executive signs or re-signs this Agreement (as applicable), against the Company Releasees, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders. Executive further promises and agrees that, in the event Executive does file such a claim, Executive shall comply with Paragraph 12 of this Agreement and pay all damages, costs and actual attorney fees incurred as a result of defending such a claim. Executive also recognizes that Executive is not hereby prohibited from filing a charge of discrimination with the Equal Employment Opportunity Commission or the equivalent state agency. For the avoidance of doubt, this Agreement shall not in any manner prevent Executive from filing a charge or claim with the Securities and Exchange Commission (“SEC”) and Executive’s ability to seek or receive an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 for information provided to the SEC concerning suspected violations of law.
3.     Executive promises and agrees to honor and abide by the terms and conditions of all written agreements in effect between Executive and the Company. In the event Executive violates such an agreement, the Company shall retain and may exercise all legal and equitable rights and pursue all legal and equitable remedies available.

4.    As of the Separation Date, Executive holds certain stock options granted pursuant to the Credit Acceptance Amended and Restated Incentive Compensation Plan, as amended and restated on April 12, 2021, and as amended and in effect as of June 5, 2024 (the “Plan”), and the applicable award agreement dated December 30, 2020 (the “Option Agreement”). For purposes of the Option Agreement, the Executive’s separation from service shall be treated as a “Retirement” (as defined in the Plan), and the Executive shall have the right to exercise any outstanding vested stock options under the Option Agreement at any time on or before December 30, 2026 (the expiration date of such stock options). Any of Executive's outstanding equity awards other than Executive's outstanding stock options under the Plan shall be treated in accordance with the terms and conditions of the Plan and the applicable award agreement. The Company shall reimburse Executive for any outstanding expenses incurred by Executive while employed by the Company related to such employment, provided that proof of such expenses is provided to the Company and in accordance with the applicable Company policy/requirements.

5.    Effective as of the Separation Date, Executive shall relinquish Executive’s current position as the Chief Analytics Officer of the Company and any other position Executive may hold with the Company or any of its subsidiaries or affiliates. Following the Separation Date, Executive shall provide advisory services to the Company commencing on the Separation Date and ending on July 31, 2026, unless terminated earlier as provided herein (the period between the Separation Date and the date Executive ceases to provide advisory services to the Company, the “Advisory Period”). During the Advisory Period, Executive agrees to make himself reasonably available, with reasonable advance notice, to provide advisory services as may be reasonably requested by the Company. Executive's duties and responsibilities as Advisor will consist of those duties and responsibilities assigned to Executive from time to time by the Chief Executive Officer of the Company or his designee. Executive agrees to provide these duties in a professional manner, consistent with industry practices and all applicable laws, and on the terms and conditions set forth in this Agreement. Executive shall perform such services as an independent contractor and not as an employee. During the term of Executive's engagement as Advisor: (i) Executive will not have an employer-employee relationship with the Company or its parents, subsidiaries or affiliates; (ii) Executive's relationship with the Company and its parents, subsidiaries and affiliates shall only be that of an independent contractor and Executive will perform all services during the Advisory Period as an independent contractor; (iii) Executive will not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or its parents, subsidiaries or affiliates, or to bind the Company or its parents, subsidiaries or affiliates in any manner; (iv) subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Executive performs the advisory services shall be solely within Executive’s discretion; and (v) Executive will not be entitled to, and will make no claim to, any rights or fringe benefits afforded to any of the Company Releasees’ employees, including, without limitation, disability or unemployment insurance, workers' compensation insurance, pension and retirement benefits, profit-sharing, or rights under any other benefit plan or program applicable to employees of the Company Releasees, except as expressly provided in Paragraph 7 or as required by law. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Executive and the Company following the Separation Date.
6.    Regardless of whether Executive signs this Agreement, Executive will receive Executive’s base salary at the current rate through the Separation Date, payable in accordance with the Company’s usual payroll practices.

7.    Provided that Executive timely signs this Agreement, does not timely revoke his consent to this Agreement in accordance with Paragraph 26 of this Agreement, and remains in compliance with this Agreement at all times, as consideration for Executive’s services as Advisor, and in exchange for the covenants, promises, releases and agreements of Executive contained herein, which Executive expressly acknowledges as adequate and in excess of the benefits to which Executive would otherwise be entitled, the Company, following the expiration of the revocation period contained in Paragraph 26 of this Agreement, agrees to provide Executive with a monthly fee equal to $66,758.011 (the “Advisory Fee”), payable each month, beginning with the month in which the Advisory Period commences.
8.     Provided that Executive timely re-signs this Agreement, does not revoke his consent to this Agreement in accordance with Paragraphs 26 or 27 of this Agreement and remains in compliance with this Agreement at all times, the Company, following the expiration of the revocation period contained in Paragraph 27 of this Agreement, agrees to provide Executive with $500.00, payable within 30 days following Executive’s re-signature of this Agreement.

1 This amount is equal one twelfth of Executive’s 2025 base salary and the monthly premium for medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based upon the elected coverage of the Executive for 2026.

9.     The Company makes no representation to Executive concerning the tax consequences of any payments or reimbursements during the Advisory Period. Executive is responsible for paying all federal, state and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties that may be assessed, imposed, or incurred as a result of the amounts paid by the Company during the Advisory Period. The Company shall not make any social security, workers’ compensation or unemployment insurance payments on Executive’s behalf.
10.     Either party may terminate the Advisory Period prior to July 31, 2026, upon thirty (30) days’ written notice to the other party (the last day of the Advisory Period, the “Advisory Period End Date"). In the event of early termination by the Company for good cause (meaning for willful or malicious misconduct, fraud, material breach of this Agreement, or other action by Executive that materially harms the Company), Executive shall be entitled to payment for services rendered through the Advisory Period End Date, and any unpaid portion of the Advisory Fee, if applicable, shall be prorated accordingly. In the event of early termination by the Company without good cause, Executive shall be entitled to all remaining payments through the full completion of the contemplated Advisory Period (i.e., July 31, 2026). During the Advisory Period, Executive may engage in other employment or consulting activities, provided that such activities do not create a conflict of interest with the Company or violate any confidentiality, non-competition, non-solicitation, or other restrictive covenant agreement entered into between Executive and the Company.

11.     Executive hereby agrees that the existing obligations Executive has under any confidentiality, non-competition, non-solicitation, or other restrictive covenant agreement entered into between Executive and the Company shall apply and remain in full force and effect and shall survive the execution, delivery and performance of this Agreement and are incorporated by reference as if set forth herein. In addition, Executive hereby agrees that Executive shall not, for a period of two years after the Separation Date, (1) enter into any sort of employment or consulting relationship with a competitor of the Company or (2) solicit, induce, or in any way cause or attempt to cause any current employee of the Company to in any way materially change or alter the person’s employment relationship with the Company for any reason.
12.    In the event that Executive violates any of the material terms or conditions of this Agreement, Executive agrees that the Company shall be entitled to immediate repayment of all amounts paid to Executive under Paragraphs 7 and 8 of this Agreement except $100 (as consideration for the release of claims). In addition, the Company will be entitled to payment of all attorney fees, costs and expenses incurred in enforcing this Agreement. Finally, acceptance by the Company of repayment of this amount does not constitute a waiver of the Company’s right to enforce any provision of this Agreement or any other written agreement between Executive and the Company, nor does such repayment invalidate Executive’s waiver and release of all claims against the Company.

13.    Nothing contained in this Agreement shall be construed as an admission of wrongdoing or liability of any kind by the Company, its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders. Rather, this Agreement is entered into so as to amicably sever the employer and employee relationship that exists between Executive and the Company.
14.    Subject to Paragraph 16, Executive agrees not to disclose or discuss with any person (other than Executive’s spouse, attorney, and tax or other financial advisor) any of the terms and conditions of this Agreement, except as may be required by law or regulation, and except as may be required to effectuate the terms of this Agreement. Executive acknowledges that, among other material terms of this Agreement, this is a material term of this Agreement and that the Company would not agree to this Agreement without this non-disclosure provision.

15.    Subject to Paragraph 16, Executive agrees not to take any action to maliciously and/or unlawfully harm the Company, its employees, customers, or other business relationships and/or operations. Likewise, Executive agrees not to make or publish (or cause to be made or published) any patently false information about the Company or any statements or comments about the Company which Executive knows to be untrue or with reckless disregard as to the truthfulness of the statement or comment. Likewise, Executive shall not, directly or indirectly, make, publish, or communicate to any person or entity any disparaging, derogatory, or negative statements, whether written or oral, about the Company, including its officers, directors, employees, agents, products, services, operations, or business practices. This provision shall not prohibit truthful statements required by law, regulation, or legal process, or disclosures as permitted under Paragraph 16 of this Agreement. In return, the Company agrees that its executive officers shall not publicly make any disparaging remarks, statements, or comments regarding Executive.

16.    Nothing in Paragraphs 11, 14, 15, or otherwise in this Agreement or any other agreement between Executive and the Company will prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with or providing information or documents to, initiating a charge or claim with, testifying before, complying with a subpoena from, or assisting or otherwise participate in any manner with an investigation or proceeding conducted by, any government agency, federal, state or local commission on human rights, legislative body, or self-regulatory organization, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (ii) disclosing any information (including, without limitation, information of a confidential or proprietary nature) to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena, court order or written request on behalf of any non-governmental person, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, (iii) recovering a whistleblower award as provided under Section 21F of the Securities and Exchange Act of 1934, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive's attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. While Executive is encouraged to bring any such possible violation to the attention of the Company, Executive does not need the prior authorization of the Company to make any such reports or disclosures to these entities.
17.    Executive shall direct prospective employers seeking verification of employment to Company’s Human Resources Department. In response to any request for information by prospective employers addressed and directed to the Company’s Human Resources Department, the Company shall provide such prospective employers with Executive’s last title held and years of employment unless the release of additional information is specifically authorized by Executive or otherwise by court or administrative order.

18.    On the Advisory Period End Date, Executive agrees to return all Company property, including but not limited to, dealer or customer files and information, computer equipment, software, training material, contracts, forms, letterhead, business cards, cellular telephones, memorandums, and employee handbooks. Executive agrees not to use or disclose any of the Company’s confidential and/or proprietary information, ideas, prototypes, or inventions outside of the Company, including but not limited to such information developed by Executive for the Company’s benefit.
19.    Up until the Advisory Period End Date, Executive agrees to reasonably cooperate with the Company to amicably transition Executive’s duties and responsibilities in anticipation of Executive’s exit from the Company. Executive agrees to reasonably cooperate in the transition of any clients, work, or other Company-related matters as directed by the Company. At any time, Executive also agrees to be available to the Company or its designee and/or participate as required by the Company or its designee in any litigation matter arising out of or as a result of Executive’s employment with the Company.
20.    Executive understands and agrees that, except for benefits continued under the Consolidated Omnibus Budget Reconciliation Act of 1985, entitlement to medical, dental, and vision benefits cease at the end of the Separation Date’s calendar month, and entitlement to other Company benefits cease as of the Separation Date. Without limiting the foregoing, during the Advisory Period, Executive shall cease to be eligible to receive any awards under the Plan or the Company's other long-term incentive programs and shall not be eligible to receive any salary increase in 2026.

21. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and other applicable payroll deductions. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
22.    Executive is hereby advised to consult with an attorney of Executive’s choice before signing or re-signing this Agreement. Executive acknowledges that Executive is entering into this Agreement knowingly and voluntarily, without any coercion or intimidation, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled.
23.    If any provision of this Agreement is determined by any court or administrative agency of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms and provisions shall remain in full force and effect and shall not be affected thereby.
24.    This Agreement shall be governed and enforced according to the laws of the State of Michigan. This Agreement shall only be enforced in accordance with the Company’s Alternate Dispute Resolution (“ADR”) Policy and Procedure.
25.    Executive expressly acknowledges that no one has made representations concerning the terms or effect of this Agreement other than as specifically stated herein.

26.    Executive acknowledges that Executive has been given a period of twenty-one (21) days within which to consider this Agreement before signing and re-signing it. Executive further acknowledges that any decision on Executive’s part not to utilize the full twenty-one (21) day waiting period is done volitionally and not at the urging of the Company. Executive acknowledges that in the event that Executive decides not to utilize the full twenty-one (21) day period to consider this Agreement, the decision to do so was not obtained by the Company based on fraud, misrepresentation, threat to withdraw this Agreement, threat to modify this Agreement, or by any promise to provide Executive with extra benefits in exchange for taking less than twenty-one (21) days to consider this Agreement. Executive understands that, within seven (7) days of signing this Agreement, Executive may revoke this Agreement, and further understands that this Agreement shall not become effective or enforceable until this revocation period has expired without Executive having revoked this Agreement. To be effective, the revocation must be in writing and delivered to the Company’s headquarters and addressed to the person who executed this Agreement on the Company’s behalf. If this Agreement is not revoked within the seven (7) day period, it shall be fully enforceable without any further affirmative action by either party. [Executive shall sign and date this Agreement within twenty-one (21) days after receipt, but in no event prior to the Separation Date, in the spaces provided on the signature page hereto.

27.    Executive shall re-execute and return this Agreement to the Company within seven (7) days following the Advisory Period End Date but no earlier than the Advisory Period End Date. Executive acknowledges that by re-executing this Agreement, Executive is acknowledging and agreeing that he has been fully paid all earned amounts and benefits and that the release provisions set forth in Paragraph 1 of this Agreement shall be deemed to cover any claims which Executive had, may have had, or thereafter may have against the Company arising from the beginning of time until the date on which Executive re-executes this Agreement. Notwithstanding the initial effectiveness of this Agreement, Executive understands that, within seven (7) days of re-executing this Agreement, Executive may revoke his re-execution of the Agreement. To be effective, the revocation must be in writing and delivered to the Company’s headquarters and addressed to the person who executed this Agreement on the Company’s behalf. If Executive does not revoke his consent to his re-execution within the seven (7) day period, the release as applied shall be fully enforceable without any further affirmative action by either party. If Executive does not re-execute this Agreement on or within the seven (7)-day period as specified herein, or Executive timely revokes his re-execution as specified herein, (i) the Company shall have no obligation to provide Executive with the a final payment of $500.00 and (ii) Executive’s prior release of claims under this Agreement shall remain in full force and effect.
28.    Executive agrees that this Agreement shall be binding upon, and pass to the benefit of, the successors and assigns of the Company. Executive may not assign Executive's duties or obligations under this Agreement.

29.    This Agreement may be executed in counterparts, including via DocuSign and other similar electronic formats, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
30.    This document constitutes the entire understanding of the parties, and no other agreement, policy, or plan between these parties related to Executive’s separation from the Company shall be binding unless entered into after the date of this Agreement, in writing, and signed by all the parties. This Agreement may only be amended or modified in a writing signed by Executive and an authorized representative of the Company.

[SIGNATURES ON FOLLOWING PAGE]

By signing this Agreement, Executive acknowledges to have had the opportunity to consult with an attorney of Executive’s choice; to have carefully reviewed and considered this Agreement; to have understand the terms of the Agreement; and to have voluntarily agreed to these terms.

/s/ Arthur Smith	2/4/2026
Executive: Arthur Smith	Date

On Behalf of Credit Acceptance Corporation

/s/ Wendy Rummler	2/9/2026
Name: Wendy Rummler	Date
Title: Chief People Officer

IN WITNESS WHEREOF, the Parties have re-executed this Agreement as of the first date set forth below (which shall be no earlier than the Advisory Period End Date).

______________________________________    ________________________
Executive: Arthur Smith                     Date

On Behalf of Credit Acceptance Corporation

___________________________________        ________________________
Name:     Wendy Rummler                      Date
Title: Chief People Officer